Exhibit 99.1
PACKAGING CORPORATION OF AMERICA ANNOUNCES RETIREMENT OF WILLIAM J. SWEENEY, EXECUTIVE VICE PRESIDENT, CORRUGATED PRODUCTS
Lake Forest, IL, August 12, 2009 – Packaging Corporation of America (NYSE: PKG) announced today that William J. Sweeney, Executive Vice President, Corrugated Products, will retire effective September 15, 2009. Mr. Sweeney will continue in an emeritus relationship with PCA and serve in an advisory capacity that is structured to continue through 2011.
Mr. Sweeney, age 68, has been with PCA since 1990 and has worked in the corrugated products industry since 1966. He is widely recognized for his expertise, achievements and contributions to both PCA and the industry and was so honored by the International Corrugated Products Foundation in 2006 as one of the first inductees into its Circle of Distinguished Leaders. Mr. Sweeney is also a past Chairman of the Fibre Box Association, the trade association for the corrugated products industry.
Commenting on the retirement, Paul T. Stecko, Chairman and CEO of PCA, said, “Bill’s contributions to both the success and culture of PCA have been immense. He has built an incredibly strong and deep organization driven by a business culture that encourages and empowers people to make a difference. I know that I speak for everyone who has worked with, or for, Bill that we wish him the very best in retirement.”
Thomas A. Hassfurther will be named Executive Vice President, Corrugated Products upon Bill’s retirement. Mr. Hassfurther, age 53, is a thirty-two year veteran of PCA, and currently serves as Senior Vice President, Sales and Marketing, Corrugated Products. Tom also currently serves as Chairman of the Fibre Box Association.
“Tom is a very strong, capable and experienced leader who understands what’s required to be successful in our business” Mr. Stecko commented. “Our entire organization is confident that under Tom’s leadership, PCA’s corrugated products business will continue along the path of success that Bill Sweeney started in 1990.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.4 billion in 2008. PCA operates four paper mills and 68 corrugated products plants in 26 states across the country.
CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com